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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (AMENDMENT NO. ___)*


                        Focal Communications Corporation
                        --------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   343909107
                          ----------------------------
                                 (CUSIP Number)


                               December 31, 1999
              -----------------------------------------------------
              Date of Event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ / Rule 13d-1(b)
/ / Rule 13d-1(c)
/X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

 CUSIP NO. 343909107                13G                    Page 2 of 16 pages
           ---------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Battery Ventures III, L.P.
          04-3230686
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware limited partnership
--------------------------------------------------------------------------------

 NUMBER OF          5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 - shares
  OWNED BY          ------------------------------------------------------------
   EACH             6    SHARED VOTING POWER
 REPORTING
  PERSON                      5,041,365 shares
   WITH             ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              - 0 - shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 pages

 CUSIP NO. 343909107                13G                    Page 3 of 16 pages
           ---------
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Battery Partners III, L.P.
          04-3230682
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware limited partnership
--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES                     -0-  shares
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
   EACH
 REPORTING                    5,041,365 shares
  PERSON            ------------------------------------------------------------
   WITH             7    SOLE DISPOSITIVE POWER

                             - 0 - shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages

 CUSIP NO. 343909107                13G                    Page 4 of 16 pages
           ---------

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard D. Frisbie
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0    shares
  OWNED BY          ------------------------------------------------------------
   EACH             6    SHARED VOTING POWER
 REPORTING
  PERSON                      5,041,365 shares
   WITH             ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              0 shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
------- ------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 16 pages

 CUSIP NO. 343909107                13G                    Page 5 of 16 pages
           ---------

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert G. Barrett
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
 NUMBER OF          5 SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 - shares
  OWNED BY          -----------------------------------------------------------
   EACH             6 SHARED VOTING POWER
 REPORTING
  PERSON                      5,041,365 shares
   WITH             -----------------------------------------------------------
                    7 SOLE DISPOSITIVE POWER

                              - 0 - shares
                    -----------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER

                              5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages

 CUSIP NO. 343909107                13G                    Page 6 of 16 pages
           ---------
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Oliver D. Curme
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  -0- shares
  OWNED BY          ------------------------------------------------------------
   EACH
 REPORTING          6    SHARED VOTING POWER
  PERSON
   WITH                       5,041,365 shares
                    ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              -0- shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 pages

 CUSIP NO. 343909107                13G                    Page 7 of 16 pages
           ---------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Howard Anderson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES                       - 0 - shares
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY          6    SHARED VOTING POWER
   EACH
 REPORTING                      5,041,365 shares
  PERSON            ------------------------------------------------------------
   WITH             7    SOLE DISPOSITIVE POWER

                                - 0 - shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                                5,041,365 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages

 CUSIP NO. 343909107                13G                    Page 8 of 16 pages
           ---------

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas J. Crotty
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)/ /
                                                                 (b)/ /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
--------------------------------------------------------------------------------
 NUMBER OF          5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  -0- shares
  OWNED BY          ------------------------------------------------------------
   EACH             6    SHARED VOTING POWER
 REPORTING
  PERSON                      5,041,365 shares
   WITH             ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                              -0- shares
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                              5,041,365 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,041,365 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.31%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages

CUSIP No. 343909107               13G                    Page 9 of 16 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Kenneth P. Lawler
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER

 BENEFICIALLY                       - 0 - shares
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER

 PERSON WITH:                       5,041,365 shares
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                    - 0 - shares
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                    5,041,365
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,041,365 shares
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.31%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

                            Page 9 of 16 pages

CUSIP No. 343909107               13G                    Page 10 of 16 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Todd A. Dagres
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER

 BENEFICIALLY                       - 0 - shares
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER

 PERSON WITH:                       5,041,365 shares
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                    - 0 - shares
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                    5,041,365
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,041,365 shares
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.31%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN


                             Page 10 of 16 pages

ITEM 1 (a).       NAME OF ISSUER:

                  Focal Communications Corporation

ITEM 1 (b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  200 North LaSalle Street, Chicago, IL 60601

ITEM 2 (a).       NAME OF PERSON FILING:

                  Battery Ventures III, L.P. ("Battery Ventures"), Battery Partners III, L.P. ("Battery Partners"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Howard Anderson ("Anderson"), Oliver D. Curme ("Curme"), Thomas J. Crotty ("Crotty"), Kenneth P. Lawler ("Lawler") and Todd A. Dagres ("Dagres"). Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres are the general partners of Battery Partners, the sole general partner of Battery Ventures.

ITEM 2 (b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery Ventures, Battery Partners, Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres is c/o Battery Ventures, 20 William Street, Wellesley, MA 02481.

ITEM 2 (c).       CITIZENSHIP:

                  Messrs. Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres are United States citizens. Battery Ventures and Battery Partners are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2 (e).       CUSIP NUMBER

                  343909107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ]      Broker or Dealer registered under
                               Section 15 of the Securities Exchange Act of
                               1934 (the "Act").

                  (b) [ ]      Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

                  (e) [ ] Investment Advisor registered under Section 203 or the Investment Advisors Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                               Page 11 of 16 pages

                  (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                  (h) [ ] Group, in accordance with Rule 13a-1(b)(1)(ii)(H) of the Act.

                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Battery Ventures owns beneficially and of record 5,041,365 shares of Common Stock of Focal Communications Corporation as of December 31, 1999. Battery Partners, the general partner of Battery Ventures, may be deemed to own beneficially the 5,041,365 shares of Common Stock held by Battery Ventures as of December 31, 1999. Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres are general partners of Battery Partners, and each therefore may be deemed to own beneficially the 5,041,365 shares held by Battery Ventures as of December 31, 1999. Each of Battery Partners, Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres disclaims beneficial ownership of the shares held of record by Battery Ventures except to the extent of their proportionate pecuniary interest therein.

                  (b)      Percent of Class:

                           Each of Battery Ventures, Battery Partners, Frisbie, Barrett, Anderson, Curme, Crotty, Lawler and Dagres owns beneficially 8.31% of the Common Stock of Focal Communications Corporation. The percentages are based on the 60,664,856 shares of Common Stock reported to be outstanding on November 12, 1999 in the Focal Communications Corporation Quarterly
                           Report on Form 10-Q for the quarter ended
                           September 30, 1999.

                  (c)      Number of Shares as to which such person has:

                            (i)     sole power to vote or direct the vote:
                                    Battery Ventures:  0; Battery Partners:  0;
                                    Frisbie:  0; Barrett:  0; Anderson:  0;
                                    Curme:  0; Crotty:  0; Lawler:  0; and
                                    Dagres:  0.

                            (ii)    shared power to vote or to direct the vote:
                                    Battery Ventures: 5,041,365;  Battery
                                    Partners: 5,041,365; Frisbie: 5,041,365;
                                    Barrett: 5,041,365; Anderson: 5,041,365;
                                    Curme: 5,041,365; Crotty: 5,041,365; Lawler:
                                    5,041,365; and Dagres: 5,041,365.

                            (iii) sole power to dispose or to direct the disposition of: Battery Ventures: 0; Battery Partners: 0; Frisbie: 0; Barrett:
                                    0; Anderson:  0; Curme: 0; Crotty:  0;
                                    Lawler:  0; and Dagres:  0.

                            (iv) shared power to dispose or to direct the disposition of: Battery Ventures: 5,041,365; Battery Partners: 5,041,365; Frisbie: 5,041, 365; Barrett: 5,041,365; Anderson: 5,041,
                                    365; Curme: 5,041,365; Crotty: 5,041,365;
                                    Lawler: 5,041,365; and Dagres: 5,041,365.


                              Page 12 of 16 pages

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  NOT APPLICABLE.

ITEM (6).         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:
                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:
                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).


                              Page 13 of 16 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000                  BATTERY VENTURES III, L.P.

                                           By:  BATTERY PARTNERS III, L.P.

                                                  By:     /s/ RICHARD D. FRISBIE
                                                     ---------------------------
                                                         General Partner

                                           BATTERY PARTNERS III, L.P.

                                           By:     /s/ RICHARD D. FRISBIE
                                              ----------------------------------
                                                  General Partner

                                              /s/ RICHARD D. FRISBIE
                                            ------------------------------------
                                            Richard D. Frisbie

                                                             *
                                            ------------------------------------
                                            Robert G. Barrett

                                                             *
                                            ------------------------------------
                                            Howard Anderson

                                                             *
                                            ------------------------------------
                                            Oliver D. Curme

                                                             *
                                            ------------------------------------
                                            Thomas J. Crotty

                                                             *
                                            ------------------------------------
                                            Kenneth P. Lawler

                                                             *
                                            ------------------------------------
                                            Todd A. Dagres

*By:     /s/ Richard D. Frisbie
    ---------------------------

Name:     RICHARD D. FRISBIE
     -------------------------
         Attorney-in-Fact

--------------------------------------------------------------------------------

      This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 14 of 16 pages

                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Focal Communications Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 2000                  BATTERY VENTURES III, L.P.

                                           By:  BATTERY PARTNERS III, L.P.

                                                  By:     /s/ RICHARD D. FRISBIE
                                                     ---------------------------
                                                         General Partner

                                           BATTERY PARTNERS III, L.P.

                                           By:     /s/ RICHARD D. FRISBIE
                                              ----------------------------------
                                                  General Partner

                                              /s/ RICHARD D. FRISBIE
                                            ------------------------------------
                                            Richard D. Frisbie

                                                             *
                                            ------------------------------------
                                            Robert G. Barrett

                                                             *
                                            ------------------------------------
                                            Howard Anderson

                                                             *
                                            ------------------------------------
                                            Oliver D. Curme

                                                             *
                                            ------------------------------------
                                            Thomas J. Crotty

                                                             *
                                            ------------------------------------
                                            Kenneth P. Lawler

                                                             *
                                            ------------------------------------
                                            Todd A. Dagres

*By:     /s/ RICHARD D. FRISBIE
    ---------------------------
Name:      RICHARD D. FRISBIE
     --------------------------
         Attorney-in-Fact


         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                               Page 15 of 16 pages

                                                                      EXHIBIT II

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.

                                                     /S/ RICHARD D. FRISBIE
                                                   -----------------------------
                                                     Richard D. Frisbie

                                                     /S/ ROBERT G. BARRETT
                                                   -----------------------------
                                                     Robert G. Barrett

                                                     /S/ HOWARD ANDERSON
                                                   -----------------------------
                                                     Howard Anderson

                                                     /S/ OLIVER D. CURME
                                                   -----------------------------
                                                     Oliver D. Curme

                                                     /S/ THOMAS J. CROTTY
                                                   -----------------------------
                                                     Thomas J. Crotty

                                                     /S/ KENNETH P. LAWLER
                                                   -----------------------------
                                                     Kenneth P. Lawler

                                                     /S/ TODD A. DAGRES
                                                   -----------------------------
                                                     Todd A. Dagres


                              Page 16 of 16 pages